Sub-Item 77O
Rule 10f-3 Transaction

DREYFUS PREMIER MANAGER FUNDS II
- Dreyfus Premier Balanced Opportunity Fund

On May 8, 2007, Dreyfus Premier Balanced Opportunity Fund, a series of Dreyfus Premier Manager Funds II (the "Fund"), purchased $376,000 of a corporate bond issued by Credit Suisse Fix to Float Rate (5.86%) Perpetual/Call 5/15/2017, CUSIP No.: 225448AA7) (the "Bonds") at a purchase price of 100, at par. The Bonds were purchased from an underwriting syndicate of which Mellon Financial Markets as a Jr. Co-Manager, an affiliate of the Fund, was a member. Mellon Financial Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

Banc of America Securities
BB& T Capital Markets
BBVA, SA
BNP Paribas
Citigroup
Credit Suisse
Fifth Third Securities
Fortis Secs
HSBC
ING Wholesale Bkg.
KeyBanc Capital Markets
Mitsubishi UFJ Secrities
Morgan Keegan & Co.
Popular Secs.
Rabo Securities USA
Societe Generale
SunTrust Robinson Humphrey
Wells Fargo Secs.
MFR Securities, Inc.
Trilon International
Utendahl Capital Partners